Exhibit 99.1

newsrelease

Headquarters Office
13737 Noel Road, Ste. 100
Dallas, TX 75240
tel: 469.893.2000
fax: 469.893.8600
www.tenethealth.com

Contacts:
Media:	Steven Campanini (469) 893-6321
Investors:	Thomas Rice (469) 893-2522

Shapard to Depart as Tenet’s Chief Financial Officer

DALLAS - Oct. 20, 2005 – Tenet Healthcare Corporation (NYSE: THC) announced today that Robert S. Shapard, who joined the company as chief financial officer last March, has decided to rejoin Dallas-based TXU Corp. (NYSE: TXU), his former employer, as a strategic advisor.

Shapard, 50, will depart Tenet in early November, once financial reporting for the third quarter ended Sept. 30, 2005, including filing of the company’s Form 10-Q with the Securities and Exchange Commission, is completed.  The company said Timothy L. Pullen, executive vice president and chief accounting officer, will serve as interim chief financial officer while it conducts a nationwide search.

“TXU presented an opportunity I could not pass up to return to the industry where I have spent most of my career,” Shapard said.  “I believe Tenet has made and continues to make significant progress in its turnaround and has the right strategies and the right people in place to succeed.  I will leave feeling confident that the company is on the right track for sustainable future growth.”

Trevor Fetter, Tenet’s president and chief executive officer, said, “Bob came to me and said he had been offered a great opportunity at TXU, where he worked for 20 years.  We thank him for his efforts while at Tenet and we wish him well in the future.  We are fortunate to have a very solid team of financial executives at Tenet on whom I can rely to provide continuity during this transition period.”

At TXU from 1980 to 2000, Shapard served in a range of financial and general management positions, with his final role being chief executive officer of TXU’s Australian operations until 2000.  Shapard joined Tenet in March 2005 from his position as executive vice president and chief financial officer of Chicago-based Exelon Corp. (NYSE: EXC), one of the nation’s largest electric utilities.  From 2000 to 2001, Shapard was executive vice president and chief financial officer of Ultramar Diamond Shamrock, a petroleum refining and marketing company.

Tenet Healthcare Corporation, through its subsidiaries, owns and operates acute care hospitals and related health care services.  Tenet’s hospitals aim to provide the best possible care to every patient who comes through their doors, with a clear focus on quality and service.  Tenet can be found on the World Wide Web at www.tenethealth.com.

# # #

Some of the statements in this release may constitute forward-looking statements.  Such statements are based on our current expectations and could be affected by numerous factors and are subject to various risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the fiscal year ended Dec. 31, 2004, our quarterly reports on Form 10-Q and periodic reports on Form 8-K.  Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated.  We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.